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                                                              EXHIBIT 10.17


December 20, 1996


Mr. Gregory A. Miner
Vice President and Chief Financial Officer
Odetics, Inc.
1515 South Manchester
Anaheim, CA 92802-2907

Dear Greg:

Reference is hereby made to that certain Loan and Security Agreement dated as of August 30, 1994, as amended (the "Agreement"), among Odetics, Inc., ATL Products, Inc., and Gyyr, Incorporated (collectively the "Borrowers"), Imperial Bank ("Imperial"), and Comerica Bank-California ("Comerica"). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Agreement.

We hereby confirm the commitment of Imperial and Comerica to enter into Amendment Number Six to the Loan and Security Agreement (the "Sixth Agreement") which would include, but not be limited to, the following:

        1.  Release of ATL Products, Inc. as a co-borrower;
        2. Release of the security interest in assets owned by ATL Products, Inc.;
        3. Concurrent with the Successful Offering of ATL Products, Inc., revision of covenants under section 10.16 of the Agreement, primarily sections 10.16(c), 10.16(d), and section 10.16(e).

This commitment letter is not meant to define all of the provisions which will be contained in the definitive legal documentation for this transaction. Rather, it is intended to outline the basic points of our understanding around which the final terms and documentation are to be structured.

The commitment of Imperial and Comerica to enter into the Sixth Amendment is contingent upon (a) the completion of a successful public offering of the common stock of ATL Products, Inc., yielding at least $17,000,000 in proceeds net of underwriting discounts and commissions ("Successful Offering"), (b) the distribution of 40% of the net proceeds of the Successful Offering by ATL Products, Inc. to Odetics, Inc. as a principal reduction on the intercompany note, (c) the reduction of the outstanding principal balance under the Agreement in an amount equal to the distribution to Odetics, Inc., (d) the execution and delivery of documentation which shall be in form and substance satisfactory to Imperial and Comerica and their respective counsel, and (e) the continued satisfaction of Imperial and Comerica with the Borrowers' business and condition (financial or otherwise).
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Mr. Gregory A. Miner
December 20, 1996
Page 2

The Borrowers agree to pay all reasonable costs, fees and expenses incurred by Imperial and Comerica in connection with the preparation and execution of the Sixth Amendment, including, without limitation, the fees and related disbursements of any legal counsel.

The commitment of Imperial and Comerica contained herein shall automatically terminate unless documentation is executed by all parties thereto on or before March 31, 1997.

Sincerely,

IMPERIAL BANK                           COMERICA BANK-CALIFORNIA


/s/ CAROLINE HARKINS                    /s/ LORI EDWARDS
----------------------------            -------------------------------
Caroline Harkins                        Lori S. Edwards
Regional Vice President                 First Vice President